EXHIBIT 10.3

BOSTON SCIENTIFIC CORPORATION
2000 LONG-TERM INCENTIVE PLAN

Amendment

Pursuant to Section 7 of the Boston Scientific Corporation 2000 Long-Term Incentive Plan (the “Plan”), Boston Scientific Corporation hereby amends the Plan effective for all Awards granted on or after January 1, 2009 as follows:

1.	Section 4(a)(3) of the Plan is amended to read in its entirety as follows:

To the extent permitted by Section 409A of the Code, the Company may at any time extinguish rights under an Award in exchange for payment (subject in each case to the limitations of Section 2) in cash, Stock or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

2.	Section 5(a) of the Plan is amended by adding the following Section (10):

(10)  Section 409A.  Except to the extent specifically provided otherwise by the Administrator, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code.  If the Administrator determines that an Award, Award agreement, payment, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Administrator specifically provides otherwise, such Award, Award agreement, payment, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Administrator, in each case without the consent of or notice to the Participant.

3.	Section 4(b)(2) of the Plan is amended to read in its entirety as follows:

(2)  Exercise Price.  The Administrator shall determine the exercise price of each Stock Option; provided, that each Award requiring exercise must have an exercise price that is not less than the fair market value of the Stock subject to the Award, determined as of the date of grant.  An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value. Where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

IN WITNESS WHEREOF, Boston Scientific Corporation has caused this instrument to be signed in its name and on its behalf by its duly authorized officer this ______ day of December, 2008.

BOSTON SCIENTIFIC CORPORATION

By:
Name: Lawrence J. Knopf
Title: Senior Vice President and Deputy General Counsel